                                    EXHIBIT 1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
Servo Corporation of America:


We have audited the accompanying statement of net assets related to the Transportation Segment of Servo Corporation of America (a Delaware corporation) and subsidiaries (the "Company") acquired by Harmon Industries, Inc. as of October 31, 1994 and the related statements of identified income and expenses and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Transportation Segment acquired by Harmon Industries, Inc. has been operated as an integral part of the Company and has no separate legal existence. The basis of preparation of these statements and the transaction with the Company are described in Note 1 to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets related to the Transportation Segment of the Company at October 31, 1994 that were acquired by Harmon Industries, Inc. and the results of its operations and its cash flows for the year then ended on the basis described in the preceding paragraph in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP


Melville, New York
February 10, 1995



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                  SERVO CORPORATION OF AMERICA AND SUBSIDIARIES

                         STATEMENT OF NET ASSETS RELATED

                          TO THE TRANSPORTATION SEGMENT

                       ACQUIRED BY HARMON INDUSTRIES, INC.

                             AS OF OCTOBER 31, 1994



INVENTORY, net                                         $1,773,921

PROPERTY, PLANT AND EQUIPMENT, net                        237,023
                                                        ---------

  Assets of the Transportation Segment Acquired         2,010,944
                                                        ---------

ACCRUED VACATION EXPENSE                                   62,681

ACCRUED WARRANTY EXPENSE                                  137,192

CUSTOMER ADVANCES                                         300,000
                                                         --------

  Liabilities of the Transportation Segment Assumed       499,873
                                                         --------

  Net assets of the Transportation Segment Acquired    $1,511,071
                                                        ---------
                                                        ---------



The accompanying notes are an integral part of this statement.


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                  SERVO CORPORATION OF AMERICA AND SUBSIDIARIES

                   STATEMENT OF IDENTIFIED INCOME AND EXPENSES

                          OF THE TRANSPORTATION SEGMENT

                       ACQUIRED BY HARMON INDUSTRIES, INC.

                       FOR THE YEAR ENDED OCTOBER 31, 1994


NET SALES                                             $11,321,013
                                                      -----------

COSTS AND EXPENSES:
 Cost of sales                                          6,353,193
 Selling expenses                                       1,206,367
 Allocated administrative expenses                      1,151,134
 Research and development expenses                      1,248,283
                                                      -----------

          Total operating expenses                      9,958,977
                                                      -----------

          Income from operations                        1,362,036

OTHER INCOME (EXPENSE):
 Allocated interest expense, net                        (337,793)
 Allocated other income, net                              816,191
                                                      -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                1,840,434

ALLOCATED PROVISION FOR INCOME TAXES                      855,758
                                                      -----------

          Net income                                  $   984,676
                                                      -----------
                                                      -----------




The accompanying notes are an integral part of this statement.



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                  SERVO CORPORATION OF AMERICA AND SUBSIDIARIES

                             STATEMENT OF CASH FLOWS

                          OF THE TRANSPORTATION SEGMENT

                       ACQUIRED BY HARMON INDUSTRIES, INC.

                       FOR THE YEAR ENDED OCTOBER 31, 1994


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                          $   984,676
 Adjustments to reconcile net income
 to net cash provided by operating activities:
  Depreciation                                            66,093
 Changes in assets and liabilities:
  Inventory                                             (194,055)
  Accrued vacation expense                                 4,476
  Accrued warranty expense                                36,280
  Customer advances                                      137,214
                                                       ----------

          Net cash provided by operating activities    1,034,684
                                                       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property, plant and equipment               (39,982)
                                                       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Contribution to Servo Corporation of America, Inc.     (994,702)
                                                       ----------

          Change in cash and cash equivalents               -

CASH AND CASH EQUIVALENTS, beginning of year                -
                                                       ----------

CASH AND CASH EQUIVALENTS, end of year                 $    -
                                                       ----------




The accompanying notes are an integral part of this statement.



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                  SERVO CORPORATION OF AMERICA AND SUBSIDIARIES

           NOTES TO FINANCIAL STATEMENTS OF THE TRANSPORTATION SEGMENT

                       ACQUIRED BY HARMON INDUSTRIES, INC.

                                OCTOBER 31, 1994


1.   BASIS OF PRESENTATION:

The accompanying financial statements present the net assets and the identified income and expenses of the Transportation Segment (the "Acquired Transportation Segment") of Servo Corporation of America and subsidiaries (the "Company") that were acquired by Harmon Industries, Inc. (the "Buyer") effective December 20, 1994 pursuant to an Asset Purchase Agreement (the "Agreement").

The net assets of the Acquired Transportation Segment as presented in the accompanying statement of net assets acquired, include the historical balances at October 31, 1994 of inventory and certain fixed assets that were sold to the Buyer and accrued vacation and warranty expenses and customer advances assumed by the Buyer effective December 20, 1994. The Transportation Segment has never been operated as a separate business entity but, rather, has been an integral part of the business of the Company.

The statement of identified income and expenses of the Acquired Transportation Segment includes the specifically identitable net sales, cost of sales, selling expenses and research and development expenses that substantially relate directly to the transportation segment sold. All other income and expense items are allocated based on estimations and assumptions as if the Acquired Transportation Segment had been operated on a stand-alone basis during the periods presented. The basis for presenting the allocated income and expense items is as follows: (a) administrative expenses and other income and expense, including interest expense, are allocated based on the proportion of net sales volume of the Acquired Transportation Segment to the Company's total net sales for the year; (b) income taxes are provided assuming the activities of the Acquired Transportation Segment were those of a separate tax paying entity, including the allocation of a portion of a settlement with the Internal Revenue Service (see Notes 2 and 6).

The above allocations are believed by management to be reasonable allocations under the circumstances; however, there can be no

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assurances that such allocations will be indicative of future results of operations. In addition, the carrying values as reflected in the accompanying statement of net assets acquired do not include losses, if any, realized at the time of the December 20, 1994 sale.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INVENTORY


Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation of building and building improvements is provided for on the straight-line basis over estimated useful lives of five to thirty years. Equipment is depreciated on the declining balance and straight-line methods over estimated useful lives ranging from three to ten years. The Company principally utilizes accelerated depreciation methods for tax reporting purposes.

INCOME TAXES

In February 1992, the financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which amended SFAS No. 96, which had previously significantly amended Accounting Principles Board Opinion No. 11. The Company has adopted this standard.

3.   INVENTORY:

The following is a summary of the components of inventory of the Acquired Transportation Segment at October 31, 1994:


     Work-in-process                              $   969,265
     Materials (parts and components)               1,079,039
                                                  -----------
                                                    2,048,304

     Less: reserve for obsolescence                  (274,383)
                                                  ------------
                                                  $ 1,773,921
                                                  ------------
                                                  ------------




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4.   PROPERTY, PLANT AND EQUIPMENT:

At October 31, 1994, property, plant and equipment of the Acquired Transportation Segment consisted of the following:


     Production equipment                         $1,311,348
     Office equipment                                572,717
                                                  ----------
                                                   1,884,065

     Less: accumulated depreciation                1,647,042
                                                  ----------
     Property, plant and equipment, net           $  237,023
                                                  ----------
                                                  ----------


5.   ALLOCATED OTHER INCOME:

Allocated other income includes an allocation of $144,000 of the rent received from a tenant which rented office space in the Company's building, as well as an allocation of $653,000 of the Company's gain on the sale of its building to the tenant.

6.   INCOME TAXES:

The activities of the Company's DISC were terminated effective December 31, 1984. In accordance with Federal income tax statutes, all of the DISC's accumulated earnings, which totaled $1,105,000 at December 31, 1984, are permanently exempted from United States taxation. The Company did not provide taxes on DISC earnings.

During the fourth quarter of fiscal 1988, the IRS completed an examination of the Company's and the DISC's 1984 Federal income tax returns and proposed adjustments. In December 1992, the Company received a formal notice of assessment from the IRS. On October 31, 1994, a decision was entered in the United States Tax Court in favor of the Commissioner of Internal Revenue Service and resulted in an additional tax and interest charge of approximately $600,000 which has been included in the provision for income taxes, a portion of which was allocated to the Acquired Transportation Segment in the accompanying Statement of Identified Income and Expenses (see Note 1).



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